UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):   May 21, 2009

ECO GLOBAL CORPORATION
(Name of small business issuer in it charter)

Nevada	000-52333	20-3955577
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

123 Worthington St. Suite 203 - Spring Valley, CA 91977
(Address of principal executive offices and zip code)

800-743-1824
Issuer's telephone number:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

On May 21, 2009, Wolodymyr Starosolsky was appointed as a director of Eco Global Corporation (the "Company").  There are no understandings or arrangements between Mr. Starosolsky and any other person pursuant to which he was selected as a director.  Mr. Starosolsky presently does not serve on any Company committee. Mr. Starosolsky may be appointed to serve as a member of a committee although there are no current plans to appoint him to a committee as of the date hereof.  Mr. Starosolsky does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.   Except as set forth below, Mr. Starosolsky has never entered into a transaction, nor is there any proposed transaction, between Mr. Starosolsky and the Company.  Mr. Starosolsky has previously advanced $31,000 to the Company pursuant to an informal arrangement.  The loan is due on demand.

Mr. Starosolsky is currently a licensed and practicing attorney with his own firm in New York City since 1972, specializing in civil, criminal and commercial litigation in state and U. S. Federal courts and in international law and handling matters for U. S. and other  clients in Eastern Europe.  From 1994 through 1998, Mr. Starosolsky served as the Chairman of the Board of Directors of Veritec, Inc., a publicly traded company, and then continued as a director through 1999 after resigning as Chairman.  Mr. Starosolsky received a Bachelor of Arts in Political Science from UCLA in 1969 and his law degree from University of California – Hastings College of Law in 1971.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO GLOBAL CORPORATION

Date: May 27, 2009	By:	/s/ Daniel Correa
Name: Daniel Correa Title: Chief Executive Officer

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